Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the first amendment to, as well as the Employment Agreement (the “Agreement”) entered into as of June 15, 2000, by and between DaVita Inc. (“Employer”) and Joseph Mello (“Employee”). Specifically, effective December 12, 2008, the parties agree to amend the Agreement as follows:

1.	Section 2.3(b) is hereby deleted in its entirety and replaced with the following:

“Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus, provided, however, that in the event Employee dies or is terminated by Employer by reason of Disability (as defined below), Employee (or his estate) shall be entitled to receive, by March 15 of the calendar year following such event, a pro rated Bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the Bonus for such year is paid) regardless of whether Employee is employed on the date such Bonus is paid; and provided further, that, in the event Employee is terminated without Material Cause (as defined below) or resigns following Constructive Discharge (as defined below) at any time, Employee shall be entitled to receive a Bonus for the year in which such termination occurs equal to the normal Bonus, if any, which he received for the immediately preceding calendar year multiplied by two (2), which Bonus shall be payable within five (5) business days after the effective date of such termination.”

2.	Section 3.3 is hereby deleted in its entirety and replaced with the following:

“Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for Material Cause or Disability, or if Employee resigns within sixty (60) days following Constructive Discharge (as defined below), Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination, (ii) be entitled to receive the Bonus provided for in Section 2.3(b), (iii) be entitled to receive a lump-sum payment payable within 90 days after the effective date of Employee’s termination of employment equal to the Base Salary in effect as of the date of such termination multiplied by 2; (iv) be entitled to continue to receive during the one-year period following the effective date of such termination (the “Severance Period”) the employee health insurance benefits set forth in Section 2.2 (to the extent Employee can continue to receive such benefits under Employer’s health insurance policies and programs in effect at the effective time of such termination through the exercise of his rights under COBRA, Employee shall elect to receive COBRA benefits, and Employer shall pay Employee’s insurance premiums for COBRA coverage during the Severance Period; provided, however, to the extent such benefits cannot be provided under such policies and programs, Employer shall purchase for Employee reasonably equivalent health insurance benefits during the Severance Period subject to the limitation set forth below and subject to the limitation set forth in Section 2.7); and (v) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. The foregoing notwithstanding, in the event Employee accepts employment (as an employee or as an independent contractor) with another employer during the Severance Period, (x) Employee shall immediately notify Employer of such employment and (y) Employer’s obligation to continue to provide certain health insurance benefits pursuant to clause (iv) of the immediately preceding sentence shall terminate.”

“For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).”

3.	Sections 3.6 is hereby deleted in its entirety and replaced with the following:

“Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).”

4.	Section 3.7(b) is hereby deleted in its entirety and replaced with the following:

“Constructive Discharge” shall mean the occurrence of any of the following events after the date of a Change of Control without Employee’s express written consent: (i) the scope of Employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same general level of seniority, or (C) of the same general nature as Employee’s authority, duties, and responsibilities with Employer immediately before such Change of Control; (ii) a material change in the geographic location at which the Employee must perform his or her services; or (iii) a material reduction in Employee’s base compensation as in effect on the date of such Change of Control. Notwithstanding the above, the occurrence of any such condition shall not constitute Constructive Discharge unless the Employee provides notice to Employer of the existence of such condition not later than 90 days after the initial existence of such condition, and Employer shall have failed to remedy such condition within 30 days after receipt of such notice.”

3.	Section 3.10 is hereby added, which provides the following:

“Key Employee. Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.”

In all other respects, and with the exception of the previous amendment, the Agreement remains unchanged and in full force and effect.

DAVITA INC		EMPLOYEE

By	/s/ Laura Mildenberger	By	/s/ Joseph Mello
	Laura Mildenberger		Joseph Mello
Chief People Officer

Approved as to Form

/s/ Steven M. Cooper
Steven M. Cooper
Assistant General Counsel – Labor

3